AMENDMENT NO. 11

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of May 24, 2019, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Equity Funds (Invesco Equity Funds), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to add Invesco Oppenheimer Dividend Opportunity Fund, Invesco Oppenheimer Main Street Fund, Invesco Oppenheimer Main Street All Cap Fund and Invesco Oppenheimer Rising Dividends Fund;

NOW, THEREFORE, the parties agree that;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE

SERVICES AGREEMENT OF

AIM EQUITY FUNDS (INVESCO EQUITY FUNDS)

Portfolios	Effective Date of Agreement
Invesco Charter Fund	July 1, 2006
Invesco Diversified Dividend Fund	July 1, 2006
Invesco Oppenheimer Dividend Opportunity Fund	May 24, 2019
Invesco Oppenheimer Main Street Fund®	May 24, 2019
Invesco Oppenheimer Main Street All Cap Fund®	May 24, 2019
Invesco Oppenheimer Rising Dividends Fund	May 24, 2019
Invesco Summit Fund	April 30, 2008

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*

The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter A. Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

AIM EQUITY FUNDS (INVESCO EQUITY FUNDS)

Attest:	/s/ Peter A. Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President